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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  NOVEON, INC.
                            (a Delaware corporation)

      Noveon, Inc. (the "CORPORATION"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. The name of the Corporation is Noveon, Inc. The Corporation was originally incorporated under the name PMD Group Inc. and the original Certificate of Incorporation was filed with the Secretary of State on November 3, 2000.

      2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted in accordance therewith, and only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

      3. The text of the Certificate of Incorporation as theretofore amended or supplemented is hereby restated without further amendments or changes to read in its entirety as follows:

            FIRST:  The name of the Corporation is:

                                  Noveon, Inc.

            SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Cent ($.01).

            FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

            SIXTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

            SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a

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Director.




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            IN WITNESS WHEREOF, Noveon, Inc., has caused this Restated
Certificate of Incorporation to be executed in its corporate name by the undersigned, its authorized officers, this 23rd day of May, 2001.

                                      NOVEON, INC.

                                      By:   /s/ Christopher R. Clegg
                                          --------------------------------------
                                          Name:  Christopher R. Clegg
                                          Title: Secretary


Attest:

    /s/ Michael D. Friday
------------------------------------
Name:  Michael D. Friday
Title: Vice President & Chief Financial Officer



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